EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated May 16, 2023 (February 13, 2024 as to the effects of discontinued operations described in Note 13), with respect to the financial statements of TPT Global Tech, Inc.as of and for the years ended December 31, 2022 and 2021, in this registration statement on Form S-1 relating to the registration of 7,692,308 shares of common stock. We also consent to the refence to our firm under the heading “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 13, 2024